EXHIBIT 10.18

AMENDMENT NO. 1
TO
AMENDED AND RESTATED SALES/PURCHASE AGREEMENT

AMENDMENT No. 1 dated June 26, 2007, to the Amended and Restated Sales/Purchase Agreement, dated March 26, 2007 (the “Agreement”), among Sandra Dyson (“Seller”), EMTA Production Holdings , Inc. (“Purchaser”), a Nevada corporation and a wholly owned subsidiary of EMTA Holdings, Inc., a Nevada corporation (“EMTA”).

WHEREAS, Seller and ATME Acquisitions, Inc, (“ATME”) a Nevada Corporation and a wholly owned subsidiary of EMTA Holdings, Inc. entered into the Agreement referred to above and ATME has assigned all of its rights and interest in that Agreement by execution of this Amendment below;

WHEREAS, Seller and Purchaser entered into the Agreement providing for the sale by Seller to Purchaser of all issued and outstanding shares of common stock of Dyson Properties, Inc., an Arkansas corporation, d/b/a Synergyn (the “Company”) and authorized to do business in the state of Oklahoma; and

WHEREAS, the parties wish to amend the Agreement as herein set forth.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties to the Agreement agree to amend the Agreement as follows:

I.	The section named “Reps and Warranties of the Seller” is hereby amended in its entirety to read as follows:

“Seller hereby represents and warrants as follows:

1.
The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of the Company taken as a whole (“Material Adverse Effect”).

2.
Seller has all requisite power, authority and legal capacity to execute and deliver the Agreement, and each other agreement, document, or instrument or certificate contemplated by the Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by the Agreement (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Seller Documents will be at or prior to the closing of the transactions contemplated by this agreement (the “Closing”), duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.	Seller owns the shares to be sold to Purchaser hereunder, free and clear of any and all liens, charges or encumbrances or any kind or nature.

4.
The authorized capital stock of the Company consists of 1,000 shares of common stock, 1,000 shares of which are issued and outstanding all of which are owned by Seller.  All of the shares to be sold to the Purchaser are duly authorized, validly issued, fully paid and nonassessable.  There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of or other equity interests in the Company.  There is no personal liability, and there are no preemptive rights with regard to the capital stock of the Company, and no right-of-first refusal or similar catch-up rights with regard to such capital stock. Except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of the Company to (A) repurchase, redeem or otherwise acquire any shares (or any interest therein) or (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (C) issue or distribute to any person any capital stock of the Company, or (D) issue or distribute to holders of any of the capital stock of the Company any evidences of indebtedness or assets of the Company.  All of the outstanding securities of the Company have been issued and sold by the Company in full compliance with applicable federal and state securities laws or an exemption available thereunder.

5.
None of the execution and delivery by the Seller of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will (i) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of Seller’s properties or assets is bound; (ii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Seller is bound; or (iii) result in the creation of any Lien upon the properties or assets of the Company except, in case of clauses (ii) and (iii) for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.  No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Seller in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by the Seller as the case may be, with any of the provisions hereof or thereof.

6.
The Company has good and marketable title to all of its assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind whatsoever, except for the Lehman Brothers  mortgage on the real property of the Company and the two Landmark Bank loans as detailed in Item 10 below.  Such assets include all of the assets and properties held for use by the Company to conduct its business as presently conducted.  All of the Company’s tangible assets are in good repair, have been well maintained and are in good operating condition, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations, ordinary wear and tear excepted.

7.
 Unaudited financial statements of the Company for the nine months ended December 31, 2006, are attached hereto as Annex A (collectively, the “Company Financial Statements”).  The Company Financial Statements were prepared in accordance with GAAP consistently applied and fairly present the financial position and results of operations of the Company as of the respective dates thereof and for the periods covered thereby, all in accordance with GAAP.  The balance sheets contained in the Company Financial Statements fairly reflect all liabilities of the Company of the types normally reflected in balance sheets as of the dates thereof. The Company has elected to eliminate the footnotes that would normally accompany a full set of financial statements.

8.
(A) Except for tax returns for the fiscal year ended March 31, 2007 (which return is in the process of being prepared and filed), all tax returns required to be filed by or on behalf of the Company have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such tax returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of the Company or in respect of its income, assets or operations have been fully and timely paid, and adequate reserves or accruals for taxes have been provided with respect to any period for which tax returns have not yet been filed or for which taxes are not yet due and owing; and (C) neither Seller nor the Company has executed or filed with the Internal Revenue Service (the “IRS”) or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.  “tax or taxes” means all federal, state, local, payroll, excise, income or other taxes or similar governmental charges, fees, levies or assessments.

9.
The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all laws.  There are no liens as a result of any unpaid taxes upon any of the assets of the Company.

10.
Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has (or will have, at Closing) good and marketable title to that certain real property (the "Property") situated in the City of Calera, County of Bryan, State of Oklahoma, free and clear of all Liens of any nature whatsoever, except (i) statutory liens securing payments not yet due (or being conducted in good faith and for which adequate reserves have been established), (ii) liens for real property taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) such imperfections or irregularities of title or liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (v) a mortgage held by Lehman Brothers Small Balance Commercial Mortgage Pass-Through Certificates, Series 2005-1 as mortgagee.

11.
There is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Seller, overtly threatened against the Company (or to the knowledge of the Seller, pending or threatened, against any of the officers, directors or key employees of the Company with respect to their business activities on behalf of the Company, or to which the Company is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of the Seller is there any reasonable basis for any such action, proceeding, or investigation.

12.
The Company is in compliance with all federal, state and local statutes, laws, rules, regulations, orders and ordinances applicable to it or to the conduct of its business or operations or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect.  The Company has all governmental permits and approvals from state, federal or local authorities which are required for it to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

13.
The operations of the Company are in compliance with all applicable laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise and the Company has obtained all permits required under all applicable Environmental Laws necessary to operate its business.  The Company has not received any written communication alleging either or both that it may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law, and there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company pending or, to the Seller’s knowledge, threatened which could lead to the imposition of any liability pursuant to Environmental Law.  To the Seller’s knowledge, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls.

14.
No representation or warranty of the Seller contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by the Seller to the Purchaser pursuant to the terms hereof, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.”

II.	There is hereby added to the Agreement a new section entitled “Survival of Reps and Warranties and Indemnification” which shall read as follows:

“1.	All representations and warranties made herein shall survive the Closing for a period of 18 months.”

III.	There is hereby added to the Agreement a new section entitled “Warrants to the Seller” which shal read as follows:

“In conjunction with the Amended and Restated Sales/Purchase Agreement dated March 26, 2007 EMTA grants the Seller 1,400,000 warrants to acquire 1,400,000 shares of common stock of EMTA at an exercise price of $0.75 per share.  Such warrants may be exercised at any time prior to the third anniversary of the Closing.”

IV.	The second sentence in the fourth paragraph under the section entitled “Payment of Purchase Price” is hereby amended to read as follows:

“Until the first anniversary of the Closing, if EMTA files a registration statement, EMTA will include 10% of the shares issued hereunder in such registration statement.”

V.	The section entitled “Royalty Payments” is hereby amended in its entirety to read as follows:

“Until the fifth anniversary of the Closing, Purchaser will make to Seller royalty payments for all products sold by the Company to the extent that such products use as an ingredient any of the Synergyn formulas listed on Annex B to this Agreement.  Such royalty payments shall equal $0.20 per (i) gallon of product sold if in liquid form and (ii) pound of product sold if in solid form; provided that such payments shall be reduced to $0.10 per gallon or per pound, as the case may be, once the aggregate amount of royalties payable hereunder shall have reached $600,000.  All royalty payment hereunder shall be due and payable with respect to sales revenues actually collected by the Company within 25 days after the end of each calendar quarter.”

VI.	There is hereby added to the Agreement a new section entitled “Other Agreements” which shall read as follows:

1.	“At the Closing, the Company shall enter into an employment agreement with Mike Dyson.
2.	EMTA will pay the Company’s credit card balance within 10 days after the Closing. Seller hereby represents and warrants that such balance does not exceed $125,000.
3.	Upon completion of the audit, any adjustment to the inventory value at December 31, 2006 will be adjusted in the purchase price being paid hereunder.
4.	EMTA will use commercially reasonable efforts to refinance the existing mortgage on the Company’s real estate and to have Seller released from any personal liability under such mortgage as refinanced.
5.	EMTA will use commercially reasonable efforts to have Seller removed as a guarantor from those certain lending facilities with Landmark Bank.”

VII.	The second paragraph under the section entitled “Payment of Purchase Price” is hereby amended in its entirety to read as follows:

“Closing Date: July 15, 2007 or earlier as agreed between the parties.

VIII.	Except as specifically amended herewith, the Agreement is ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

Assignment by ATME Acquisitions, Inc. to EMTA Production Holdings, Inc.

ATME ACQUISITIONS, INC.

By:	/s/ Edmond L. Lonergan

Edmond L. Lonergan, President

EMTA PRODUCTION HOLDINGS, INC.

By:	/s/ Edmond L. Lonergan

Edmond L. Lonergan, President

EMTA HOLDINGS, INC.

By:	/s/ Edmond L. Lonergan

Edmond L. Lonergan, President

/s/ Sandra Dyson

Sandra Dyson - Seller